Exhibit 2.1

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (the “Agreement”) is made and entered into as of August 1st, 2024 by and among COLLECTIVE AUDIENCE, INC., a Delaware corporation (“Buyer”), The Odyssey SAS (dba BeOp), a company organized under the laws of France (the “Company”), and the shareholders of the Company, as set forth on Exhibit A (each a “Seller” and collectively “Sellers”) acting severally but not jointly (“conjointement mais sans solidarité entre eux”) for the purposes of this Agreement. Certain other capitalized terms used in this Agreement are defined in Exhibit B attached hereto.

RECITALS

WHEREAS, the Sellers own 100% of the fully diluted shares in the Company (the “Company Shares”) consisting of 36,728,486 ordinary shares;

WHEREAS, the Sellers desire to transfer to the Buyer and the Buyer desires to acquire from each Seller all of the Company Shares as of the Closing Date, upon the terms and conditions set forth in this Agreement;

WHEREAS, the Buyer desires to buy all of the Company Shares as of the Closing Date, in the context of a bankruptcy procedure before the commercial Court of Paris, decided by the commercial Court of Paris on March 21, 2024, and pursuant to a restructured debt plan adopted by the commercial Court on July 19, 2024, providing for the transfer of all of the Company Shares to the Buyer;

WHEREAS, as of the date of this Agreement, the Buyer has carried out a due diligence on the Company, consisting in the review and analysis of documents and writing information communicated by the Company, and has elaborated the draft restructured debt plan submitted to the commercial Court for adoption on July 19, 2024; and

WHEREAS, in exchange for the Company Shares, Buyer has agreed to issue to each Seller, as of the Closing Date, shares of restricted common stock, par value $0.0001 per share, of the Buyer (the “Buyer Common Stock”) upon the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

SHARE EXCHANGE

1.1 Sale of the Company; Exchange of Shares. At the Closing, the Sellers shall sell, transfer, convey, assign and deliver to the Buyer the Company Shares, free and clear of all Liens, in exchange for that number of shares of Buyer Common Stock equal to an aggregate of One Million Three Hundred Fifty-Three Thousand Euros (€1,353,000), divided by the 20-day VWAP per share of the Buyer Common Stock immediately prior to the Closing (the “Exchange Consideration”), to be issued as follows:

(a) At the Closing, Buyer shall deliver to Sellers One Million Fifty-Three Thousand Euros €1,053,000 worth of the Exchange Consideration (the “Closing Date Consideration”) in the amounts and allocation among the Sellers designated on Exhibit A; and

(b) At the Closing, Buyer shall retain €300,000 worth of the Exchange Consideration (the “Holdback Shares”), for a period of twelve (12) months following Closing (defined below), to the extent not reduced pursuant to Section 7.6; Each Seller shall contribute the Holdback Shares on a prorata basis as indicated in Exhibit A.

(c) At the Closing, Sellers will have no right, title or interest in the Company or any of its Assets. In connection with the sale of the Company Shares, Buyer and Sellers shall execute this Agreement and related exhibits.

(d) If any payment or other amount is required to be converted into Euro for the purpose of determining the Closing Date Consideration (or any payment to be made under this Agreement), the exchange rate to be applied for such conversion shall be mid-market rate at market close (16:00 EST) as quoted by Bloomberg L.P. (“Bloomberg”) on the day before the Closing, or if such date is not a Business Day, on the immediately preceding Business Day. If Bloomberg does not quote a spot rate at the relevant time and date, or if such quote is not available for any reason, the exchange rate to be applied for such conversion shall be the ECB mid-market reference rate as quoted by the European Central Bank at the relevant time and date. The Parties agree that the reference rate or the alternative exchange rate determined as set forth above, as applicable, shall be conclusive and binding on them for the purposes of this Agreement, unless there is a manifest error in the calculation or application of such rate.

1.2 Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement (the “Transactions”) shall take place simultaneously with the execution of this Agreement on the date hereof (the “Closing Date”), remotely by exchange of documents and signatures (or their electronic counterparts). The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m. EST on the Closing Date. At Closing, the Company will cause its transfer agent to issue the Closing Date Consideration in book entry form as set forth in Exhibit A.

1.3 Lock-Up of Common Stock. Each share of Buyer Common Stock received in connection with this Agreement shall be subject to a lock-up beginning on the Closing Date and ending on the earliest of (i) six (6) months for investors and half of each insider’s Exchange Consideration, (ii) twelve (12) months for the other half of each insider’s Exchange Consideration, after the Closing Date, (ii) a Change of Control, or (iii) the written consent of Buyer (the “Lock-Up Period”). During the Lock-Up Period, each Seller shall enter into a lock-up agreement, substantially in the form attached hereto as Exhibit C, pursuant to which Seller may not, directly or indirectly, (i) offer, sell, offer to sell, contract to sell, hedge, pledge, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or sell (or announce any offer, sale, offer of sale, contract of sale, hedge, pledge, sale of any option or contract to purchase, purchase of any option or contract of sale, grant of any option, right or warrant to purchase or other sale or disposition), or otherwise transfer or dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future), any Buyer Common Stock acquired pursuant to this Agreement or (ii) enter into any swap or other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any Buyer Common Stock, whether or not any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of any Buyer Common Stock. The terms of this provision shall convey to any subsequent holder of the Buyer Common Stock. During the Lock-Up Period, the Company and each Seller shall not execute any purchases or sales of Buyer Common Stock that would constitute Short Sales (as defined in Rule 200 of Regulation SHO under the Exchange Act), including naked shorting, hard shorting or regular shorting.

1.4 Earnout Shares.

(a) As additional consideration for the purchased assets, at the end of the Earnout Period, and upon the Company reaching its currently forecasted gross revenue and EBITDA for 2024 and 2025, taking into account and including the Company’s sales under the Interim License Agreement, as set forth on Exhibit F, Buyer shall pay to Sellers, in accordance with the pro rata allocations designated in Exhibit A, the Earnout Payment. The parties agree that any payment of shares under this Section 1.4 shall be treated as an adjustment to the consideration paid by Buyer pursuant to this Agreement for all tax purposes. The Earnout Payment shall not reduce the Closing Date Consideration.

(b) If the Sellers and the Buyer do not reach agreement within thirty (30) business days of receipt by the Buyer of the Earnout Payment calculation (which it shall notify to the Sellers at the end of the Earnout Period), then the matters in dispute may be referred (on the application of either the Sellers or the Buyer) for determination by such independent firm of accountants of international standing as the Sellers and the Buyer shall agree or, failing agreement, by such independent firm of accountants of international standing (the “expert”) as shall be appointed by the President of the Paris commercial Court (Tribunal de Commerce de Paris) ruling in summary proceedings upon the request of the Buyer or the Sellers (whichever is the most diligent party).

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the corresponding sections or subsections of the Disclosure Schedules attached hereto, subject to the terms and conditions of this Agreement, each Seller represents and warrants to the Buyer in respect of himself/itself only, the matters set forth below as at the date of Closing, as follows:

2.1 Ownership of Company Shares. Each Seller has good and valid title to and beneficial ownership of the number of Company Shares, and such are (i) validly issued, fully paid, and nonassessable, and (ii) free and clear of all Liens.

2.2 Purchase Entirely for Own Account. The Buyer Common Stock proposed to be acquired by each Seller hereunder will be acquired for investment for their own account, and not with a view to the resale or “distribution” (within the meaning of the Securities Act of 1933, as amended (the “Securities Act”)) of any part thereof, and each Seller has no present intention of selling or otherwise distributing the Buyer Common Stock.

2.3 Available Information.  Each Seller has reviewed all information such Seller considered necessary or appropriate for deciding whether to acquire the Buyer Common Stock and has had an opportunity to ask questions and receive answers from Buyer regarding the terms and conditions of this Agreement and the Transaction herein. Each Seller has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Buyer. The foregoing, however, does not limit or modify the representations and warranties of the Company and the Buyer in Article 4 of this Agreement, respectively, or the right of the Seller to rely thereon. Each Seller acknowledges that an investment in the Buyer Common Stock involves a high degree of risk, is speculative and there can be no assurance of any return on any such investment.

2.4 Non-Registration. Each Seller understands that the Exchange Consideration has not been registered under the Securities Act and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Seller’s representations as expressed herein. The non-registration shall have no prejudice with respect to any rights, interests, benefits and entitlements attached to the Exchange Consideration in accordance with the Buyer’s Organizational Documents or the laws of its jurisdiction of incorporation.

2.5 Restricted Securities. Each Seller understands that the Exchange Consideration is characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Seller pursuant hereto, the Exchange Consideration would be acquired in a transaction not involving a public offering. The Seller further acknowledges that if the Exchange Consideration is issued to the Seller in accordance with the provisions of this Agreement, such Exchange Consideration may not be offered, resold, or otherwise transferred without registration under the Securities Act or the existence of an exemption therefrom. Each Seller acknowledges and is aware that the Buyer Common Stock may not be sold pursuant to Rule 144 adopted under the Securities Act unless certain conditions, including applicable holding periods are met.

2.6 Accredited Investor.  Each Seller represents that they are an “accredited investor” within the meaning of Rule 501(a) under the Securities Act.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the terms and conditions of this Agreement, the Company represents and warrants to the Buyer, the matters set forth below as at the date of Closing , except as set forth in the disclosure schedules attached hereto (the “Company Disclosure Schedule”):

3.1 Organization, Standing and Power. The Company is company duly organized, validly existing and in good standing under the Laws of the country of France and has the requisite power and authority and all government licenses, authorizations, Permits, consents and approvals required to own, lease and operate its properties and carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect. Schedule 3.1 contains a correct and complete list of the jurisdictions in which the Company is qualified or registered to do business as a foreign entity. The Sellers and Company have made available to the Buyer correct and complete copies of (a) the Organizational Documents, including all amendments thereto, (b) the ownership records of the Company and (c) the minutes and other records of the meetings and other proceedings (including actions taken by written consent or otherwise without a meeting) of the owners of the Company.

3.2 Subsidiaries. The Company does not own directly or indirectly, any equity or other ownership interest in any company, corporation, partnership, joint venture or otherwise, except as set forth on Schedule 3.2.

3.3 Capital Structure of the Company. Each Seller is the record and beneficial owners, and has good and marketable title to the Company Shares being exchanged by such Seller pursuant to this Agreement, with the right and authority to sell and deliver such Company Shares to Buyer as provided herein. The Company Shares constitute 100% of the total fully diluted shares in the Company. The Company Shares have been duly authorized and are validly issued, fully paid and non-assessable. There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any membership interests in the Company or obligating Seller or the Company to issue or sell any shares of the Company (including the Company Shares), or any other interest in, the Company. Other than the Organizational Documents, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Company Shares.

3.4 Corporate Authority. The Company has all requisite Societe par actions Simplifiee (SAS) and other power and authority to enter into this Agreement and to consummate the Transactions contemplated hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been (or at Closing will have been) duly authorized by all necessary SAS action on the part of the Company. This Agreement has been duly executed and when delivered by the Company shall constitute a valid and binding obligation of the Company, enforceable against the Company and the Seller in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

3.5 No Conflict. The execution and delivery of this Agreement do not, and the consummation of the Transactions and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or Default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or “put” right with respect to any obligation or to a loss of a material benefit under, or result in the creation of any Lien upon any of the properties or Assets of the Company under, (i) the Organizational Documents of the Company, (ii) any, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument or Permit, applicable to the Company or the Seller, theirs properties or Assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, Order, decree, statute, Law, ordinance, rule, regulation or arbitration award applicable to the Company or the Seller, their properties or Assets.

3.6 Governmental Authorization. Other than the approval of the Company’s restructuring plan in the insolvency proceedings in the courts of France, no consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity, is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except, with respect to this Agreement, any filings under the Securities Act or Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”).

3.7 Certain Fees. Except with respect to Yellion Partners, no brokerage or finder’s fees or commissions are or will be payable by the Company, Seller or any of their respective Affiliates to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other person with respect to the Transactions. The broker’s fees of Yellion Partners are included in the restructured debt plan adopted by the commercial Court on July 19, 2024..

3.8 Financial Statements. Copies of the Company’s financial statements consisting of the balance sheet of the Company as at December 31 in each of the years 2023 and 2022 and the related statements of income and retained earnings, members’ equity and cash flow for the years then ended (collectively, the “Financial Statements”) have been delivered to Buyer and are attached as Schedule 3.8 hereto. The Financial Statements, to the Knowledge of the Company, are true, accurate and in all material respects have been prepared in accordance with French accounting principles, from the books and records of the Company, and such books and records have been maintained on a basis consistent with French accounting principles. The balance sheet of the Company as of December 31, 2023 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”. The Balance Sheet, to the Knowledge of the Company, fairly represents in all material respects the financial position of the Company as of the date of such Balance Sheet, and the statement of income and cash flows included in the Financial Statements (including any related notes and schedules) fairly presents, to the Knowledge of the Company, in all material respects the results of operations and changes in cash flows of the Company for the periods set forth therein, in each case in accordance with French accounting principles (except as expressly noted therein or as disclosed on Schedule 3.8). Since December 31, 2023, there has been no change in any accounting (or tax accounting) policy, practice or procedure of the Company. The Company maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of annual financial statements for external purposes in accordance with French accounting principles.

3.9 Cash in Bank, Indebtedness and Transaction Expenses. The amount of cash in the bank of the Company and its subsidiary de BeOP Inc. is Three Hundred Eighty-Eight Thousand and Two Hundred Euros (€388,200), and all cash in the Company bank accounts shall remain at Closing. The Indebtedness of the Company will not exceed Three Million Two Hundred Sixty-Nine Thousand Eight Hundred and Twenty-Four Euros (€3,269,824). The Company will not have any unpaid, accrued or accruing Transaction Expenses at the Closing.

3.10 Bank Accounts. Schedule 3.10 sets forth a correct and complete list and description of any bank account used by the Company.

3.11 Undisclosed Liabilities. The Company has no liabilities, obligations or commitments except those which have been incurred in the ordinary course of business since December 31, 2023. The Company has no outstanding unpaid debt or payables owed by the Company pursuant to Article L. 622-17 of the French Commercial Code in excess of the Restructured Debt.

3.12 Undisclosed Payments. Neither the Company nor any of its officers or members, nor anyone acting on behalf of any of them, to the Knowledge of the Company, has made or received any payment not correctly categorized and fully disclosed in the Company’s books and records in connection with or in any way relating to or affecting the Company.

3.13 Absence of Certain Changes. Since the Balance Sheet Date and except as set forth on Schedule 3.13, there has not been, to the Knowledge of the Company and except for the bankruptcy procedure before the commercial Court of Paris, decided by the commercial Court of Paris on March 21, 2024, (i) any Material Adverse Effect or (ii) any damage, destruction, loss or casualty to property or assets of the Company with a value in excess of $25,000, whether or not covered by insurance. Since the date of the Balance Sheet and except as set forth on Schedule 3.13, the Company has:

(a) conducted its business in the ordinary course;

(b) not disposed of or permitted to lapse any right to the use of any patent, trademark, trade name, service mark, license or copyright of the Company (including any of the Company Intellectual Property), or disposed of or disclosed to any Person, any trade secret, formula, process, Software, technology or know-how of the Company not heretofore a matter of public knowledge;

(c) not (i) sold or transferred any asset, other than finished goods sold in the ordinary course, (ii) granted, created, incurred or suffered to exist any Lien on any asset of the Company, (iii) written off as uncollectable any guaranteed check, note or account receivable, except in the ordinary course, (iv) written down the value of any asset or investment on the books or records of the Company, except for depreciation and amortization in the ordinary course or (v) cancelled any debt or waived any claim or right (except as provided in Section 3.11(a) of this Agreement);

(d) not increased in any manner the base compensation of, or entered into any new bonus or incentive agreement or arrangement with, any of its employees, officers, directors or consultants other than in the ordinary course;

(e) incurred any obligation or liability other than in the ordinary course;

(f) entered into, amended, waived, failed to renew or terminated any contract required to be disclosed other than in the ordinary course;

(g) made any change in accounting or cash management procedures, policies, practices or methods, except as required by applicable Law;

(h) made any Tax election or changed an existing Tax election; or

(i) entered into any contract or agreement to do any of the foregoing.

3.14 Litigation; Labor Matters; Compliance with Laws.

(a) Except as set forth on Schedule 3.14(a), there is no suit, action or proceeding or investigation pending or, to the Knowledge of the Company, threatened against or affecting the Company or the Seller or any basis for any such suit, action, proceeding or investigation. None of the suits, actions, proceedings or investigations listed on Schedule 3.14(a), individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to the Company or the Seller or prevent, hinder or materially delay the ability of the Company or the Seller to consummate the Transactions, and there is no judgment, decree, injunction, rule or Order of any Governmental Entity or arbitrator outstanding against the Company having, or which, insofar as reasonably could be foreseen by the Company, in the future could have, any such effect. Neither the Company, the Seller nor to the Company’s Knowledge, the Seller’s Knowledge any officer or member of the Company thereof, is or has been the subject of any Order involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the Knowledge of the Company, there is not pending or contemplated, any investigation by the SEC involving the Company, the Seller or any current or former officer or member of the Company.

(b) Schedule 3.14(b) contains a correct and complete list of (a) all of the officers of the Company, specifying their position, annual rate of compensation, work location, length of service, and other benefits provided to each of them, respectively and (b) all of the employees (whether full-time, part-time or otherwise) and independent contractors of the Company, specifying their position, status, annual salary, hourly wages, work location, length of service, other benefits provided to each of them, respectively, consulting or other independent contractor fees. Except as set forth on Schedule 3.14(b), the Company is not a party to or bound by any Employment Agreement. Each such Employment Agreement is legal, valid, binding and enforceable in accordance with its respective terms with respect to the Company. There is no existing default or breach of the Company under any Employment Agreement (or event or condition that, with notice or lapse of time or both, could constitute a default or breach) and, to the Knowledge of the Company, there is no such default (or event or condition that, with notice or lapse of time or both, could constitute a default or breach) with respect to any third party to any Employment Agreement. Neither the Company nor the Seller has received a claim from any Governmental Entity to the effect that the Company has improperly classified as an independent contractor any Person named on Schedule 3.14(c). Neither the Company nor the Seller has made any verbal commitments to any officer, employee, former employee, consultant or independent contractor of the Company with respect to compensation, promotion, retention, termination, severance or similar matters in connection with the transactions contemplated hereby or otherwise. Except as indicated on Schedule 3.14(b), all officers and employees of the Company are active on the date hereof.

(c) Except as set forth in Schedule 3.14(c), (a) the Company is not a party to any collective bargaining agreement, contract or legally binding commitment to any trade union or employee organization or group in respect of or affecting employees; (b) the Company is not currently engaged in any negotiation with any trade union or employee organization; (c) the Company has not engaged in any unfair labor practice within the meaning of the National Labor Relations Act, and there is no pending or, to the Knowledge of the Company, threatened complaint regarding any alleged unfair labor practices as so defined; (d) there is no strike, labor dispute, work slow down or stoppage pending or, to the Knowledge of the Company, threatened against the Company; (e) there is no grievance or arbitration proceeding arising out of or under any collective bargaining agreement which is pending or, to the Knowledge of the Company, threatened against the Company; (f) the Company has not experienced any material work stoppage; (g) the Company is not the subject of any union organization effort; (h) there are no claims pending or, to the Knowledge of the Company, threatened against the Company related to the status of any individual as an independent contractor or employee; and (i) the Company has complied in all respects with the United States Worker Adjustment and Retraining Notification Act, the rules and regulations promulgated thereunder, and applicable state equivalents. The Company has not misclassified any person as (i) an independent contractor rather than as an employee, or with respect to any employee leased from another employer, or (ii) an employee exempt from state, federal, provincial or other applicable overtime regulations.

(d) The Company is (and has been at all times during the past three (3) years), to the Knowledge of the Company, in compliance in all respects with all applicable Laws (including applicable Laws relating to zoning, environmental matters and the safety and health of employees). Except as set forth on Schedule 3.14(d), (i) the Company has not been charged with, nor received any written notice that it is under investigation with respect to, and the Company is not otherwise now under investigation with respect to, any violation of any applicable Law or other requirement of a Governmental Entity, (ii) the Company is not a party to, or bound by, any Order and (iii) the Company has filed all reports and has all licenses and permits required to be filed with any Governmental Entity on or prior to the date hereof.

3.15 Benefit Plans. The Company is not a party to any Benefit Plan under which the Company currently has an obligation to provide benefits to any current or former employee, officer or member of the Company. As used herein, “Benefit Plan” shall mean any employee benefit plan, program, or arrangement of any kind, including any defined benefit or defined contribution plan, stock ownership plan, executive compensation program or arrangement, bonus plan, vacation pay, medical or life insurance plan providing benefits to employees, retirees, or former employees or any of their dependents, survivors, or beneficiaries, employee stock option or stock purchase plan, severance pay, termination, salary continuation, or employee assistance plan.

3.16 Tax Returns and Tax Payments. Except as set forth in Schedule 3.16:

(a) The Company has filed (taking into account any valid extensions) all material Tax Returns required to be filed by the Company. Such Tax Returns are true, complete and correct in all material respects. The Company is not currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business. All material Taxes due and owing by the Company have been paid or accrued.

(b) No extensions or waivers of statutes of limitations have been given or requested with respect to any material Taxes of the Company.

(c) There are no ongoing actions, suits, claims, investigations or other legal proceedings by any taxing authority against the Company.

(d) The Company is not a party to any Tax-sharing agreement.

(e) All material Taxes which the Company is obligated to withhold from amounts owing to any employee, creditor or third party have been paid or accrued.

The representations and warranties set forth in this Section 3.15 are the Seller’s sole and exclusive representations and warranties regarding Tax matters.

3.17 Intellectual Property.

(a) Schedule 3.17(a) sets forth a list and description of the Intellectual Property required for the Company to operate, or used or held for use by the Company, in the operation of its business, including, but not limited to (i) all issued Patents and pending Patent applications, registered Marks, pending applications for registration of Marks, unregistered Marks, registered Copyrights of the Company and the record owner, registration or application date, serial or registration number, and jurisdiction of such registration or application of each such item of Intellectual Property, (ii) all Software developed by or for the Company and (iii) any Software not exclusively owned by the Company and incorporated, embedded or bundled with any Software listed in clause (ii) above (except for commercially available software and so-called “shrink wrap” software licensed to the Company on reasonable terms through commercial distributors or in consumer retail stores for a license fee of no more than $10,000).

(b) The Company is the exclusive owner of or has a valid and enforceable right to use all Intellectual Property listed for the Company in Schedule 3.17(a) as the same are used, sold, licensed and otherwise commercially exploited by the Company, free and clear of all Liens, security interests, encumbrances or any other obligations to others (other than obligations under the license agreements pursuant to which such Intellectual Property is licensed to the Company), and no such Intellectual Property has been abandoned. The Intellectual Property owned by the Company and the Intellectual Property licensed to it pursuant to valid and enforceable written license agreements include all of the Intellectual Property necessary and sufficient to enable the Company to conduct its business in the manner in which such business is currently being conducted. The Intellectual Property owned by the Company and its rights in and to such Intellectual Property are valid and enforceable.

(c) Neither the Company nor the Sellers have received, and neither are not aware of, any written or oral notice of any reasonable basis for an allegation against the Company or the Sellers of any infringement, misappropriation, or violation by the Company or the Sellers of any rights of any third party with respect to any Intellectual Property, and the Company and the Sellers are not aware of any reasonable basis for any claim challenging the ownership, use, validity or enforceability of any Intellectual Property owned, used or held for use by the Company. Neither the Company nor the Sellers have any Knowledge (a) of any third-party use of any Intellectual Property owned by or exclusively licensed to the Company, (b) that any third-party has a right to use any such Intellectual Property, or (c) that any third party is infringing, misappropriating, or otherwise violating (or has infringed, misappropriated or violated) any such Intellectual Property.

3.18 Regulatory Permits. The Company possesses all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct its respective businesses, (“Material Permits”) all of which are listed on Schedule 3.18, and the Company has not received any notice of proceedings relating to the revocation or modification of any Material Permit.

3.19 Title to Assets; Real Property.

(a) The Company has good and valid (and, in the case of owned real property, good and marketable fee simple) title to, or a valid leasehold interest in, all real property and tangible personal property and other assets reflected in the Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Liens.

(b) Schedule 3.19(b) lists the street address of each parcel of real property owned, leased or subleased by the Company as of the date of this Agreement.

(c) The Company has a valid leasehold interest in the leased real property, and the leases granting such interests are in full force and effect.

(d) No portion of the leased real property, or any building or improvement located thereon, to the Knowledge of the Company, violates any Law, including those Laws relating to zoning, building, land use, environmental, health and safety, fire, air, sanitation and noise control. No leased real property is subject to (i) any decree or order of any Governmental Entity or (ii) any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever.

(e) There is no condemnation, expropriation or similar proceeding pending or threatened against any of the Leased Real Property or any improvement thereon. The leased real property constitutes all of the real property utilized by the Company in the operation of the Company’s business.

3.20 Material Agreements.

(a) Schedule 3.20(a) lists each of the following contracts and other agreements of the Company (collectively, the “Material Agreements”):

(i) each agreement of the Company involving aggregate consideration in excess of $25,000 or requiring performance by any party more than one year from the date hereof;

(ii) all of the leases or subleases for each parcel of leased or subleased real property of the Company (collectively, “Leases”), including the identification of the lessee and lessor thereunder;

(iii) all agreements that relate to the sale of any of the Company’s assets, other than in the ordinary course of business, for consideration in excess of $25,000;

(iv) all agreements that relate to the acquisition of any business, a material amount of equity or assets of any other Person or any real property (whether by merger, sale of stock or other equity interests, sale of assets or otherwise), in each case involving amounts in excess of $25,000;

(v) except for agreements relating to trade payables, all agreements relating to indebtedness (including, without limitation, guarantees) of the Company, in each case having an outstanding principal amount in excess of $25,000;

(vi) all agreements between or among the Company on the one hand and Seller or any Affiliate of Seller (other than the Company) on the other hand; and

(vii) all collective bargaining agreements or agreements with any labor organization, union or association to which the Company is a party.

(b) Except as set forth in Schedule 3.19(b), the Company is not in breach of, or default under, any Material Agreement, except for such breaches or defaults that would not have a Material Adverse Effect.

3.21 Data Privacy Compliance. To the Knowledge of the Company, the Company complies and has complied in all respects, with (i) the Company’s written data privacy and security policies and applicable Privacy Laws, (ii) any privacy choices (including opt-out preferences) communicated to the Company, and (iii) any obligations relating to Personal Data contained in any written agreements, except as would not cause a Material Adverse Effect. The Company has taken commercially reasonable measures to ensure that Personal Data processed by or on behalf of the Company is protected against loss, damage, and unauthorized access, use or modification. To the Knowledge of the Company, there has been no (A) security breach or intrusion into the Company’s computer networks resulting in unauthorized access to, or disclosure of, Personal Data, or (B) action or circumstance requiring the Company to notify a Governmental Entity of a data security breach or violation of any Privacy Laws. No Person (including any Governmental Entity) has commenced any proceeding with respect to loss, damage, or unauthorized access, use or modification of any Personal Data by or on behalf of the Company.

3.22 Third-Party Communications. To the extent required by Privacy Laws, recipients of any communications initiated by or for the Company or its Subsidiaries have consented to receive such communications, and, with respect to such communications, the Company, its Subsidiaries and all Persons sending such communications on behalf of the Company and its Subsidiaries otherwise materially comply, and have for the past three (3) years otherwise materially complied, in all material respects, with the federal Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, the Privacy and Electronic Communications Directive 2002/58/EC (ePrivacy) (as amended), and all other Laws relating to the transmission of unsolicited electronic communications.

3.23 Private Data. To the Knowledge of the Company, no material breach or violation of any security policy of the Company or its Subsidiaries relating to the processing of Private Data maintained by the Company or its Subsidiaries has occurred in the past three (3) years, or is currently threatened, and in the past three (3) years, there has been no material loss, damage or unauthorized or illegal use, disclosure, modification, possession, interception, or other processing of or access to, or other misuse of, any of material Private Data maintained by the Company or its Subsidiaries.

3.24 Privacy Policies and Privacy Laws. No statement by the Company regarding the Company’s processing of Personal Data published on any Company Product or any Company Site, or in any Company Privacy Policy, or in any data processing agreements, is or in the past three (3) years has been materially misleading, deceptive or in violation of any Privacy Laws. In the past three (3) years, the Company and each of its Subsidiaries has complied, in all material respects, with all Company Privacy Policies, all Privacy Laws, and all filings, registrations and certifications made by the Company with respect to such Privacy Laws with respect to their processing of Personal Data. The Company has or will obtain any and all necessary rights for its transfer of Personal Data maintained by the Company as necessary for the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the Transactions. In the past three (3) years, there is not and has not been any (i) complaint received by, or which the Company or its Subsidiaries have been notified of, (ii) investigation (formal or informal) of, or (iii) Action against the Company or its Subsidiaries, or to the Knowledge of the Company, any of their customers (in the case of customers, to the extent relating to any Company Product or Company Site or the practices of the Company, its Subsidiaries or any Person performing for the Company or its Subsidiaries) by or from any private party, the Federal Trade Commission, any state attorney general or any other Governmental Entity, in each case, with respect to the collection, storage, hosting, use, disclosure, transmission, transfer, disposal, possession, interception, other processing or security of any Private Data by the Company or its Subsidiaries. To the Knowledge of the Company, there are no facts or circumstances that could constitute a reasonable basis for such an Action. There has been no Order or government or third-party settlement affecting the collection, storage, hosting, use, disclosure, transmission, transfer, disposal, possession, interception, other Processing or security of any Private Data by or for the Company or its Subsidiaries.

3.25 Private Data Processing. The conduct and operation of the business, including the operation of the Company Products and their distribution to and use by customers, complies with the Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC (General Data Protection Regulation) (applicable as of 25 May 2018) (“GDPR”).

3.26 Transactions With Affiliates and Employees. None of the officers or members of the Company and, to the knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company (other than for services as employees and officers), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from providing for the borrowing of money from or lending of money to, or otherwise requiring payments to or from any officer, member or such employee or, to the knowledge of the Company, any entity in which any officer, member, or any such employee has a substantial interest or is an officer, director, trustee, stockholder, member or partner, in each case in excess of $25,000 other than for: (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company and (iii) other employee benefits, including agreements under any equity compensation plan of the Company.

3.27 Certain Fees. Except as indicated in 3.7, no brokerage or finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents. The Company shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by the Transaction Documents. The Company will bear the legal fees due in connection with the transactions contemplated by the Transaction Documents.

3.28 Insurance Policies. Schedule 3.28 sets forth a list of all policies of insurance maintained (currently maintained or held within the last five (5) years), owned or held by the Company (collectively, the “Insurance Contracts”), including the policy limits or amounts of coverage, deductibles or self-insured retentions, and annual premiums with respect thereto. Such Insurance Contracts are valid and binding in accordance with their terms, are in full force and effect, and the Insurance Contracts will continue in effect after the Closing Date. Similar coverage to the coverage set forth in the Insurance Contracts has been maintained on a continuous basis for the last ten (10) years. The Company has not received written notice that (a) it has breached or defaulted under any of such Insurance Contracts, or (b) that any event has occurred that would permit termination, modification, acceleration or repudiation of such Insurance Contracts. Except as set forth in Schedule 3.28, the Company is not in default (including a failure to pay an insurance premium when due) in any material respect with respect to any Insurance Contract, nor has the Company failed to give any notice of any material claim under such Insurance Contract in due and timely fashion nor has the Company ever been denied or turned down for insurance coverage.

3.29 Solvency. The Company is purchased in the context of an insolvency procedure as set forth on Schedule 3.29,

3.30 No other representations or warranties. Except for the Representations and Warranties of this ARTICLE 3, neither the Company, nor the Sellers (nor their Affiliates), nor any other person makes any other express or implied representation or warranty with respect to the Company or the Transaction, and the Sellers disclaim any other representations or warranties, whether made by the Sellers or any of their Affiliates, or their officers, directors, employees, agents, representatives or advisers. Except for the Representations and Warranties of this ARTICLE 3 the Sellers hereby disclaim all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Buyer or its Affiliates or their representatives (including, the due diligence information, any opinion, information, business plan, projection, or advice that may have been or may be provided to the Buyer by any director, officer, employee, agent, consultant, representative of the Seller, the Company or any of their respective Affiliates).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Company and to the Seller that, except as set forth in Disclosure Schedule attached hereto (“Buyer’s Disclosure Schedule”):

4.1 Organization, Standing, Corporate Power. Buyer and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has the requisite corporate power and authority and all government licenses, authorizations, Permits, consents and approvals required to own, lease and operate its properties and carry on its business as now being conducted. Buyer and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect with respect to Buyer. If the Buyer has no Subsidiaries, all other references to the Subsidiaries or any of them in this Agreement, shall be disregarded.

4.2 Subsidiaries. The Subsidiaries of the Buyer, and the authorized and outstanding capital stock of each are set forth on Schedule 4.2. All of the outstanding capital stock of the Buyer’s Subsidiaries is owned by Buyer, free and clear of all Liens. Other than as set forth on Schedule 4.2, Buyer does not own directly or indirectly, any equity or other ownership interest in any company, corporation, partnership, joint venture or otherwise.

4.3 Capital Structure of Buyer. Immediately prior to the issuance of the Exchange Consideration at Closing, the authorized capital stock of Buyer will consist of 200,000,000 shares of Common Stock, $0.0001 par value, of which no more than 19,465,363 shares of Common Stock will be issued and outstanding, 100,000,000 shares of Buyer Preferred Stock, of which none are issued and outstanding. No shares of capital stock of Buyer will be issuable upon the exercise of outstanding warrants, convertible notes, options or otherwise (except as described below). All outstanding shares of capital stock of Buyer and its Subsidiaries are, and all shares which may be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable, not subject to preemptive rights, and issued in compliance with all applicable state and federal Laws concerning the issuance of securities. Except for the Common Stock, there are no outstanding bonds, debentures, notes or other indebtedness or other securities of Buyer having the right to vote (or convertible into, or exchangeable for, securities having the right to vote). Other than as set forth in the Buyer SEC Documents, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Buyer or any of its Subsidiaries is a party or by which Buyer or any of its Subsidiaries is bound obligating Buyer or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of Buyer or any of its Subsidiaries or obligating Buyer or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Other than as described in the Buyer SEC Documents, there are no outstanding contractual obligations, commitments, understandings or arrangements of Buyer or any of its Subsidiaries to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of Buyer or any of its Subsidiaries. Other than as set forth in the Buyer SEC Documents, as hereinafter defined, there are no agreements or arrangements pursuant to which the Buyer is or could be required to register shares of Common Stock or other securities under the Securities Act or other agreements or arrangements with or among any security holders of the Buyer with respect to securities of the Buyer.

4.4 Corporate Authority. Buyer has all requisite corporate and other power and authority to enter into this Agreement and to consummate the Transactions. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been (or at Closing will have been) duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and when delivered by Buyer, shall constitute a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

4.5 No Conflict. The execution and delivery of this Agreement do not, and the consummation of the Transactions and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or Default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or “put” right with respect to any obligation or to a loss of a material benefit under, or result in the creation of any Lien upon any of the properties or Assets of Buyer under, (i) the Certificate of Incorporation, Bylaws, or other charter documents of Buyer, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, Permit, concession, franchise or license applicable to Buyer, its properties or Assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, Order, decree, statute, Law, ordinance, rule, regulation or arbitration award applicable to Buyer, its properties or Assets.

4.6 Government Authorization. No consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity, is required by or with respect to Buyer in connection with the execution and delivery of this Agreement by Buyer, or the consummation by Buyer of the transactions contemplated hereby, except, with respect to this Agreement, any filings under the Securities Act or the Exchange Act.

4.7 SEC Documents; Undisclosed Liabilities; Financial Statements.

(a) Except as disclosed in the Buyer Disclosure Schedules, Buyer has filed with the Securities and Exchange Commission (the “SEC”) all reports, schedules, forms, statements and other documents as required under the Exchange Act and Buyer has delivered or made available to the Company all reports, schedules, forms, statements and other documents filed with the SEC (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Buyer SEC Documents”). As of their respective dates, the Buyer SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Buyer SEC Documents. Except to the extent revised or superseded by a subsequent filing with the SEC, none of the Buyer SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Buyer included in such Buyer SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of Buyer as of the dates thereof and the results of operations and changes in cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments as determined by Buyer’s independent accountants). Except as set forth in the Buyer SEC Documents, at the date of the most recent financial statements of Buyer included in the Buyer SEC Documents, Buyer has not incurred any liabilities or monetary obligations of any nature (whether accrued, absolute, contingent or otherwise).

(b) Except as disclosed in the Buyer Disclosure Schedules or in the Buyer SEC Documents filed prior to the date hereof or as set forth in this Agreement, since December 31, 2023, there has been no Material Adverse Effect with respect to Buyer.

(c) Except as disclosed in the Buyer SEC Documents filed prior to the date hereof or as provided in this Agreement, since the December 31, 2023, Buyer has not issued, sold or otherwise disposed of, or agreed to issue, sell or otherwise dispose of, any capital stock or any other security of Buyer and, has not granted or agreed to grant any option, warrant or other right to subscribe for or to purchase any capital stock or any other security of Buyer or has incurred or agreed to incur any indebtedness for borrowed money.

4.8 Absence of Certain Changes. Except as disclosed in the Buyer SEC Documents filed prior to the date hereof, since December 31, 2023, Buyer has conducted its business only in the ordinary course consistent with past practice in light of its current business circumstances, and there is not and has not been any: (a) Material Adverse Effect with respect to Buyer; (b) condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of Buyer to consummate the Transactions; (c) damage, destruction or loss having, or reasonably expected to have, a Material Adverse Effect on Buyer; or (d) other condition, event or occurrence which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or give rise to a Material Adverse Effect with respect to Buyer.

4.9 Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by Buyer to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other person with respect to the Transactions.

4.10 Litigation; Labor Matters; Compliance with Laws.

(a) There is no suit, action or proceeding or investigation pending or, to the Knowledge of Buyer, threatened against or affecting Buyer or any basis for any such suit, action, proceeding or investigation that, individually or in the aggregate, could prevent, hinder or materially delay the ability of Buyer to consummate the Transactions, nor is there any judgment, decree, injunction, rule or Order of any Governmental Entity or arbitrator outstanding against Buyer having, or which, insofar as reasonably could be foreseen by Buyer, in the future could have, any such effect.

(b) Buyer is not a party to, or bound by, any collective bargaining agreement, Contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment nor is there any strike, work stoppage or other labor dispute involving it pending or, to its Knowledge, threatened.

(c) The conduct of the business of Buyer complies with all statutes, Laws, regulations, ordinances, rules, judgments, Orders, decrees or arbitration awards applicable thereto.

(d) Neither the Buyer nor to the Buyer’s Knowledge, any director or officer thereof, is or has been the subject of any Order involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of the Buyer, there is not pending or contemplated, any investigation by the SEC involving the Buyer or any current or former director or officer of the Buyer.

4.11 Benefit Plans. Buyer is not a party to any Benefit Plan under which Buyer currently has an obligation to provide benefits to any current or former employee, officer or director of Buyer.

4.12 Tax Returns and Tax Payments.

(a) Buyer has filed (taking into account any valid extensions) all material Tax Returns required to be filed by Buyer and its Subsidiaries. Such Tax Returns are true, complete and correct in all material respects. Buyer is not currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business. All material Taxes due and owing by Buyer have been paid or accrued. Since December 31, 2023, Buyer has not incurred any liability for Taxes outside the ordinary course of business consistent with past custom and practice.

(b) No material claim for unpaid Taxes has been made or become a Lien against the property of Buyer or any of its Subsidiaries or is being asserted against Buyer or any of its Subsidiaries, no audit of any Tax Return of Buyer or any of its Subsidiaries is being conducted by a tax authority, and no extension of the statute of limitations on the assessment of any Taxes has been granted by Buyer or any of its Subsidiaries and is currently in effect. Buyer has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

4.13 Environmental Matters. Buyer and each of its Subsidiaries is in compliance with all requisite Environmental Laws in all material respects. Neither Buyer nor any of its Subsidiaries has received any written notice regarding any violation of any Environmental Laws, including any investigatory, remedial or corrective obligations, which, if determined adversely to Buyer or any of its Subsidiaries, would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Buyer and each its Subsidiaries holds all Permits and authorizations required under applicable Environmental Laws, unless the failure to hold such Permits and authorizations would not have a Material Adverse Effect on Buyer, and is compliance with all terms, conditions and provisions of all such Permits and authorizations in all material respects. No releases of Hazardous Materials have occurred at, from, in, to, on or under any real property currently or formerly owned, operated or leased by Buyer or any of its Subsidiaries or any predecessor thereof and no Hazardous Materials are present in, on, about or migrating to or from any such property which could result in any liability to Buyer or any of its Subsidiaries. Neither Buyer nor any of its Subsidiaries has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Material to any off-site location which could result in any liability to Buyer or any of its Subsidiaries. Neither Buyer nor any of its Subsidiaries has any liability, absolute or contingent, under any Environmental Law that if enforced or collected would have a Material Adverse Effect on Buyer or any of its Subsidiaries. There are no past, pending or threatened claims under Environmental Laws against Buyer or any of its Subsidiaries and neither Buyer nor any of its Subsidiaries is aware of any facts or circumstances that could reasonably be expected to result in a liability or claim against Buyer or any of its Subsidiaries pursuant to Environmental Laws.

4.14 Properties. Buyer and each its Subsidiaries has valid land use rights for all real property that is material to its business and good, clear and marketable title to all the tangible properties and tangible Assets reflected in the latest balance sheet as being owned by Buyer or acquired after the date thereof which are, individually or in the aggregate, material to Buyer’s business (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Material Liens, encumbrances, claims, security interest, options and restrictions of any nature whatsoever. Any real property and facilities held under lease by Buyer or its Subsidiaries are held by them under valid, subsisting and enforceable leases of which Buyer and each of its Subsidiaries is in compliance, except as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

4.15 Intellectual Property. Except as set forth in the Buyer SEC Documents, Buyer and each of its Subsidiaries owns or has valid rights to use the Trademarks, trade names, domain names, copyrights, patents, logos, licenses and computer software programs (including, without limitation, the source codes thereto) that are necessary for the conduct of its business as now being conducted. All of Buyer’s and its Subsidiaries’ licenses to use Software programs are current and have been paid for the appropriate number of users. To the Knowledge of Buyer, none of Buyer’s or its Subsidiaries’ Intellectual Property infringe upon the rights of any third party that may give rise to a cause of action or claim against Buyer or each of its successors.

4.16 Board Determination. The Transactions contemplated hereby have been duly and validly authorized by the Buyer’s Board of Directors.

4.17 Due Authorization. Buyer represents that the issuance of the Exchange Consideration will be in compliance with the Delaware General Corporation Law and the Certificate of Incorporation and Bylaws of Buyer. The Exchange Consideration has been duly and validly authorized and, upon issuance in accordance with this Agreement, will be duly issued, fully paid and non-assessable and free (and not issued or sold in violation) of statutory and contractual preemptive rights, resale rights, rights of first refusal and similar rights, taxes, claims, liens, charges, encumbrances or other restrictions (other than as provided herein and restrictions under federal and applicable state securities laws).

4.18 Full Disclosure. All of the representations and warranties made by Buyer in this Agreement, including the Buyer’s Disclosure Schedules attached hereto, and all statements set forth in the certificates delivered by Buyer at the Closing pursuant to this Agreement, are true, correct and complete in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such representations, warranties or statements, in light of the circumstances under which they were made, misleading. The copies of all documents furnished by Buyer pursuant to the terms of this Agreement are complete and accurate copies of the original documents. The schedules, certificates, and any and all other statements and information, whether in written or electronic form, to the Company or its representatives by or on behalf of Buyer or their Affiliates in connection with the negotiation of this Agreement and the transactions contemplated hereby do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

ARTICLE 5

COVENANTS OF BUYER, THE SELLERS AND THE COMPANY

5.1 Public Announcements.  Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

5.2 Transfer Taxes. Each Party shall bear any Taxes required by Law to be paid by such Party. Notwithstanding the foregoing, the Buyer shall bear all stamp, transfer or registration taxes payable in any jurisdiction in respect of this Agreement or the performance thereof or any other document entered into pursuant to this Agreement. For the purpose of the registration of the Transaction with the relevant Tax Authority, the Sellers and the Buyer shall execute either a French cerfa 2759, in electronic format or as many originals as there are Parties plus one original for the relevant Tax Authority and one original to be kept as evidence of the registration. For the avoidance of doubt, in case of inconsistencies between this Agreement and the Short Form Transfer Agreement, this Agreement shall prevail between the Parties. The Buyer shall take all necessary steps to fulfil any and all formalities relating thereto on a timely-basis, in order to ensure that the liability of the Sellers may not be sought with respect to any amount due under this Clause 5.2. The Buyer shall provide the Sellers with evidence of the due payment of any such taxes or levies promptly upon request of the Sellers in writing.

5.3 Cooperation on Tax Matters. The Company and the Buyer shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of tax returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

5.4 Fees and Expenses. Each party shall pay the taxes (including transfer taxes) fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident and in connection with the Transaction.

5.5 Transfer Restrictions.

(a) The Company and the Sellers each realize that the Exchange Consideration is not registered under the Securities Act, or any foreign or state securities Laws. The Company and the Sellers agree that the Exchange Consideration will and may not be sold, offered for sale, pledged, hypothecated, or otherwise transferred (collectively, a “Transfer”) except in compliance with the Securities Act, if applicable, and applicable foreign and state securities Laws, and with an opinion of transferor’s counsel or Buyer’s counsel to such effect, the substance of which shall be reasonably acceptable to the Buyer and Buyer’s transfer agent. The Company and the Sellers understand that the Exchange Consideration can only be Transferred pursuant to registration under the Securities Act or pursuant to an exemption therefrom. The Company and the Sellers understand that to Transfer the Exchange Consideration may require in some jurisdictions specific approval by the appropriate governmental agency or commission in such jurisdiction.

(b) To enable Buyer to enforce the transfer restrictions contained in Section 5.5(a), the Company and the Sellers hereby consents to the placing of legally required legends upon, and stop-transfer orders with the transfer agent of the Buyer Common Stock with respect to the Exchange Consideration, including, without limitation, the following:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES.

5.6 Current Report. Buyer shall file a Current Report on Form 8-K with the SEC within four (4) business days of the Closing Date containing information about the Transactions (the “8-K Report”). The Company agree to provide any necessary information for preparation of 8-K Report.

5.7 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

5.8 Release of Working Capital Escrow. Following the Closing, the €350,000 held in escrow, at the direction of the Commercial Court of Paris, shall be released to the Company.

5.9 Continuation of Court Proceedings. Following the Closing, Sellers, Company and its counsel, within the limits of their respective powers and positions in the Company prior to the Closing, will continue its role in managing the insolvency procedure before the commercial Court of Paris until its completion to facilitate the orderly completion of such proceedings, at no additional cost to Buyer. Buyer, Sellers and Company agree to cooperate in good faith following the Closing to effectuate the completion of said court proceedings before the commercial Court of Paris. The Buyer, in its capacity as sole shareholder and CEO of the Company, is aware of the judgment of the Paris Commercial Court dated 19, July 2024 and that the Company has to comply with the requirements of such judgement.

5.10 Delivery of Post-Closing Financial Statements; Cooperation with Completion of Audit. Within 30 days following the Closing, the Company shall prepare and deliver to the Buyer unaudited interim financial statements for the fiscal period ended June 30, 2024 as directed by the Buyer. Further, Sellers, within the limits of their respective powers and positions in the Company prior to the Closing, and the Company shall cooperate with such additional financial statement requirements needed by the Buyer, including the potential audit of its financial statements in accordance with US GAAP.

ARTICLE 6

CONDITIONS TO CLOSING

6.1 Condition to Obligation of Each Party to Effect the Transactions. The respective obligations of Buyer, each Seller and the Company to consummate the transactions contemplated herein are subject to the satisfaction or waiver in writing at or prior to the Closing Date of the following conditions:

(a) No Injunctions. No temporary restraining Order, preliminary or permanent injunction issued by any court of competent jurisdiction preventing or prohibiting the consummation of the Transactions contemplated herein shall be in effect; provided, however, that each of Buyer and the Company shall have used its commercially reasonable efforts to prevent the entry of such Orders or injunctions and to appeal as promptly as possible any such Orders or injunctions and to appeal as promptly as possible any such Orders or injunctions that may be entered.

(b) Termination of Interim License Agreement. As of Closing, the Buyer and Company shall terminate the Interim License Agreement within the limit of the judgment of the Paris Commercial Court dated 19, July 2024.

(c) Approval of Company’s Restructuring Plan. The Company shall have received approval of the Company’s debt restructuring plan by the Commercial Court of Paris.

6.2 Additional Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Transactions are also subject to the satisfaction or waiver in writing at or prior to the Closing Date of the following conditions.

(a) Representations and Warranties. The representations and warranties of the Company and each Seller contained in this Agreement and in any certificate or other writing delivered to Buyer pursuant hereto shall be true and correct on and as of the Closing Date, and Buyer shall have received a certificate to such effect signed by the President and the Chief Executive Officer of the Company.

(b) Agreements and Covenants. The Company and each Seller shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Buyer shall have received a certificate to such effect signed by the President and Chief Executive Officer of the Company.

(c) Certificate of Secretary. The Company and the Seller shall have delivered to Buyer a certificate executed by the Secretary of the Company certifying: (i) resolutions duly adopted by the shareholders of the Company, authorizing this Agreement and the Transactions; (ii) the Company’s Organizational Documents as in effect immediately prior to the Closing Date, including all amendments thereto; and (iii) the incumbency of the officers of the Company executing this Agreement and all agreements and documents contemplated hereby.

(d) Consents Obtained. All consents, waivers, approvals, authorizations or Orders required to be obtained, and all filings required to be made, by the Company for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Company, except for such consents, waivers, approvals, authorizations and Orders, and such filings, which would not be reasonably likely to have a Material Adverse Effect on the Company.

(e) Appointments and Resignations. As of the Closing Date, the Company and Sellers shall have taken all actions to cause (a) the persons set forth on Schedule 6.2(e) to be appointed as the Company’s officers and managers, (b) the current officers and managers of the Company to resign from the Company and (c) member(s) of Buyer management as signatory on Company bank accounts.

(f) Lock Up Agreements. As of the Closing Date, the Buyer and each Seller shall have entered into a Lock-Up Agreement in the form attached as Exhibit C to this Agreement.

(g) Releases. Sellers shall have delivered to the Buyer a release in the form attached hereto as Exhibit E.

(h) Additional Deliveries. The Company and Sellers will have delivered to the Buyer such other documents as the Buyer may reasonably request.

6.3 Additional Conditions to Obligations of the Company and the Sellers. The obligations of the Company and each Seller to consummate the Transactions are also subject to the satisfaction or waiver in writing at or prior to the Closing Date of the following conditions.

(a) Representations and Warranties. The representations and warranties of Buyer contained in this Agreement and in any certificate or other writing delivered to the Company pursuant hereto shall be true and correct on and as of the Closing Date and the Company shall have received a certificate to such effect signed by the President and the Chief Executive Officer of Buyer.

(b) Agreements and Covenants. Buyer shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and the Company shall have received a certificate to such effect signed by the President and Chief Executive Officer of Buyer.

(c) Delivery of Certificates for Exchange Consideration. Within five (5) days after Closing, the Buyer shall deliver or cause to be delivered to the Sellers book entry records and/or stock certificates evidencing the Exchange Consideration, less the Holdback Shares.

(d) Certificate of Secretary. Buyer shall have delivered to the Company a certificate executed by the Secretary of Buyer certifying: (i) resolutions duly adopted by the Board of Directors of Buyer authorizing this Agreement and the Transactions (ii) the Certificate of Incorporation and Bylaws of Buyer as in effect immediately prior to the Closing Date, including all amendments thereto; and (iii) the incumbency of the officers of Buyer executing this Agreement and all agreements and documents contemplated hereby.

(e) Consents Obtained. All consents, waivers, approvals, authorizations or Orders required to be obtained, and all filings required to be made, by Buyer for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by Buyer, except for such consents, waivers, approvals, authorizations and Orders, and such filings, which would not be reasonably likely to have a Material Adverse Effect on Buyer.

ARTICLE 7

SURVIVAL; INDEMNIFICATION

7.1 Survival of Provisions. Subject to the limitations and other provisions of this Agreement, the representations and warranties of the Sellers and the Company contained in this Agreement shall survive the Closing until the date that is twelve months (12) months from the Closing Date (the “Standard Survival Date”), provided, however, that the following representations and warranties made by the Company or the Buyer (the “Fundamental Representations”): Sections 3.1, 3.3, 3.4, 3.5, 3.7, 3.16, 4.1, 4.3, 4.4, 4.9 and 4.12 shall survive the Closing for a period of two (2) years or in the case of any tax related matter until the running of the applicable statute of limitations (together with the Standard Survival Date the “Survival Period”). None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

7.2 Indemnification. From and after the Closing Date until the expiration of the Survival Period, and subject to the provisions of, and the limitations provided for in this Agreement, each Seller will, jointly and not severally, indemnify and hold harmless the Buyer from and against any and all actual Liabilities, losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including, without limitation, legal fees, suffered by the Company or the Buyer (collectively, “Damages”) arising out of:

(i) the direct consequences of any breach or inaccuracy of representation or warranty concerning a Seller made by such Seller in ARTICLE 2 of this Agreement, and

(ii) the direct consequence of any fraud of such Seller or willful breach by such Seller of any of his/its covenants set out in this Agreement,

(iii) the direct consequence of any breach or inaccuracy of the Representations and Warranties made by the Company in ARTICLE 3, multiplied by the percentage of interest held by such Seller in the Exchange Consideration on the Closing, provided that it is hereby agreed and acknowledged by the Parties that the indemnification obligations provided for in this paragraph (iii) shall be the responsibility of all Sellers notwithstanding the fact that the Representations and Warranties of ARTICLE 3 have been made by the Company; and

(iv) all amounts outstanding and recorded on the books of the Company in an amount of at least Five Hundred Four Thousand Seven Hundred Ninety Seven Euros (€504,797) that remain uncollected as of Closing related to the BNP Warranties and Client Receivables; such failure shall result in a direct dollar-for-dollar reduction in the Holdback Shares.

For the purpose of computing the amount of any Damages legally qualifying “préjudice direct et certain” under French law and actually sustained by the Buyer or the Company, as applicable, shall be taken into account. For the avoidance of doubt, the determination of a Damage (A) includes all reasonable and duly documented costs and expenses (including reasonable and duly documented attorneys’ fees) incurred by the Buyer and/or the Company but (B) excludes (i) a loss of an opportunity (“perte de chance”), (ii) the application of any multiple to any accounting value or other valuation methodology which may be implicit in the Closing Date Consideration and (iii) any indirect loss (as defined under French Laws).

The Sellers shall not be liable under this Agreement in respect of any liability which is contingent unless and until such contingent liability becomes an actual liability and is due and payable.

If the same facts, matters or circumstances give rise to the breach of more than one of the Representations and Warranties, such facts, matters or circumstances shall give rise to a single indemnification and shall not give rise to indemnification more than once.

The Buyer shall not be entitled to recover, directly or through the Company, from the Sellers under this Agreement, or under any other agreement entered into by the Parties or their Affiliates in connection with the transactions contemplated by this Agreement, more than once in respect of the same Loss.

7.3 Certain Limitations. The indemnification provided for in Section 7.2 shall be subject to the following limitations:

(a) Except as otherwise provided herein, recovery from the Holdback Shares shall be the sole and exclusive remedy under this Agreement for the matters set forth in Section 7.2(i) and 7.2(iv). Notwithstanding any other provision contained herein, Buyer may seek recovery of Damages arising out of any fraud (as defined by French law) by any Indemnifying Party upon, against or to Buyer in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

(b) The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 7.2 (iii), as the case may be, until the aggregate amount of all Damages in respect of indemnification under Section 7.2(iii) (in each case, except to the extent arising out of breaches of Fundamental Representations) exceeds $50,000 (the “Basket”), in which event the Indemnifying Party shall be required to pay or be liable for Damages from the first dollar. The Basket shall not apply to Section 7.2(iv).

(c) The aggregate amount of all Damages for which a Seller shall be liable pursuant to Section 7.2, shall not exceed the lower of (i) 29% (twenty-nine percent) of the Exchange Consideration received by such Seller or (ii) 29% (twenty-nine percent) of the value of the Buyer Common Stock issued to such Seller at Closing. Notwithstanding any other provision contained herein, Buyer may seek recovery of Damages arising out of any fraud (as defined by French law) by any Indemnifying Party upon, against or to Buyer in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, without regard to such limitations.

(d) Payments by an Indemnifying Party pursuant to Section 7.2, in respect of any Damages shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received by the Indemnified Party (or the Company) in respect of any such claim.

(e) Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Damages upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

7.4 Indemnification Procedures.

(a) If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Damages that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, however, that an Indemnifying Party will not be entitled to assume the defense of any audit, investigation, action or proceeding if (i) such claim could result in criminal liability of, or equitable remedies against, the Indemnified Party; or (ii) the Indemnified Party reasonably believes that the interests of the Indemnifying Party and the Indemnified Party with respect to such claim are in conflict with one another, and as a result, the Indemnifying Party could not adequately represent the interests of the Indemnified Party in such claim. In the event, however, that the Indemnifying Party declines or fails to assume, or is not permitted to assume, the defense of the audit, investigation, action or proceeding on the terms provided above or to employ counsel reasonably satisfactory to the Indemnified Party, or if the Indemnifying Party is not entitled to assume the defense of the audit, investigation, action or proceeding in accordance with the preceding sentence, then such Indemnified Party may employ counsel to represent or defend it in any such audit, investigation, action or proceeding and the Indemnifying Party shall pay the reasonable fees and disbursements of such counsel for the Indemnified Party as incurred; provided, however, that the Indemnifying Party shall not be required to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any jurisdiction in any single audit, investigation, action or proceeding. In any audit, investigation, action or proceeding for which indemnification is being sought hereunder the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, shall have the right to participate in such matter and to retain its own counsel at such Party’s own expense. The Indemnifying Party or the Indemnified Party (as the case may be) shall at all times use reasonable efforts to keep the Indemnifying Party or the Indemnified Party (as the case may be) reasonably apprised of the status of the defense of any matter the defense of which it is maintaining and to cooperate in good faith with each other with respect to the defense of any such matter. In the event that the Indemnifying Party or Indemnified Party is entitled to in accordance with the foregoing to assume, and does assume the defense of any Third-Party Claim, subject to Section 7.4(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party.

(b) Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as provided in this Section 7.4(b). No Indemnified Party may settle or compromise any audit, investigation, action or proceeding or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, unless (i) the Indemnifying Party fails to assume, or is not permitted to assume, and maintain the defense of such claim pursuant to Section 7.4(a) or (ii) such settlement, compromise or consent includes an unconditional release of the Indemnifying Party and its officers, directors, managers, employees and Affiliates from all liability arising out of such claim. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent (x) includes an unconditional release of the Indemnified Party and its officers, directors, managers, employees and Affiliates from all liability arising out of such claim, (y) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party and (z) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates.

(c) Any claim by an Indemnified Party on account of any Damages which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 45 days after its receipt of such notice to respond in writing to such Direct Claim. During such 45-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement. In the event the Indemnifying Party has timely disputed its liability with respect to such claim as provided above, as promptly as possible, such Indemnified Party and the appropriate Indemnifying Party shall establish the merits and amount of such claim (by mutual agreement, litigation, arbitration or otherwise) and, within five (5) Business Days following the final determination of the merits and amount of such claim, the Indemnifying Party shall pay to the Indemnified Party in immediately available funds an amount equal to such claim as determined hereunder.

7.5 Payments. Once Damages are agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE 7, the Indemnifying Party shall satisfy its obligations within thirty (30) days of such final, non-appealable adjudication by, at each Seller’s sole discretion:

- wire transfer of immediately available funds, or

- transfer and delivery to the Buyer of that number of Buyer Common Stock, corresponding to the amount of the Damages to be paid by such Seller divided by the 20-day VWAP per share of the Buyer Common Stock immediately prior to such transfer, being specified that, if the value of the Buyer Common Stock is lower than the value of the Buyer Common Stock used for calculating the Exchange Consideration, then the value of the Buyer Common Stock used for calculating the number of shares to be transferred will be the same as for calculating the Exchange Consideration.

7.6 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

7.7 Holdback Shares. Any Claims for indemnification by any of the Buyer Indemnified Parties pursuant to Section 7.2 (except to the extent arising out of breaches of Fundamental Representations) shall be satisfied by such Buyer Indemnified Party in the following order of priority: (i) if on or prior to the Standard Survival Date, by reducing the Holdback Shares until the Holdback Shares has been exhausted (which shall be valued, for purposes thereof, at the price per share of the Exchange Consideration as of the Closing), and (ii) thereafter, to the extent not satisfied from the Holdback Shares, by payments directly from the Sellers as indicated in the Article 7.5.

7.8 Exclusive Remedies. The parties acknowledge and agree that from and after Closing their sole and exclusive remedy with respect to any and all claims (other than claims of fraud against a party hereto committing fraud) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article 7. In furtherance of the foregoing each party hereby waives, from and after Closing, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article 7.

ARTICLE 8

GENERAL PROVISIONS

8.1 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed email, if sent during normal business hours of the recipient, if not, then on the next business day; (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) two days after deposit with a nationally recognized overnight courier, specifying not later than two day delivery, with written verification of receipt. All communications shall be sent to the parties at the following addresses specified below (or at such other address or for a party as shall be designated by ten days advance written notice to the other parties hereto):

(a)	If to Buyer:

Collective Audience, Inc.

85 Broad Street

16-079 New York, NY 10004

Attention: Peter Bordes, CEO

Email: peter@collectiveaudience.co

with a copy to (which shall not constitute notice):

Procopio Cory Hargreaves & Savitch, LLP

12544 High Bluff Drive, Suite 400

San Diego, CA 92130

Attention: Christopher Tinen

Email: Christopher.tinen@procopio.com

(b)	If to the Company or Sellers:

The Odyssey SAS (dba BeOp)

6 rue du Général Clergerie

Paris, France (75116)

Attention: Louis Prunel, CEO

Email: prunel@me.com

with a copy to (which shall not constitute notice):

YARDS A.A.R.P.I.

4 avenue Van Dyck

75008 Paris - France

Attention: Jean-Philippe Jacob

Email: jpjacob@yards-avocats.com

8.2 Amendment. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the parties.

8.3 Waiver. At any time prior to the Closing, any party hereto may with respect to any other party hereto (a) extend the time for performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

8.4 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other rights. Except as otherwise provided hereunder, all rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

8.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible, in a mutually acceptable manner, to the end that transactions contemplated hereby are fulfilled to the extent possible.

8.7 Counsel. Each Party declares that it has been advised by its own lawyers and other counsel and has thus been able to make an independent assessment of the scope of its rights and obligations under the Agreement.

8.8 Discharge. The Parties acknowledge and declare that they give full and final discharge to the drafters of this Agreement, acknowledging that it has been drawn up on the basis of their declarations alone.

8.9 Entire Agreement. This Agreement (including the Disclosure Schedules together with the Transaction Documents and the exhibits and schedules attached hereto and thereto and the certificates referenced herein) constitutes the entire agreement and supersedes all prior agreements and undertakings both oral and written, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein.

8.10 Assignment. No party may assign this Agreement or assign its respective rights or delegate their duties (by operation of Law or otherwise), without the prior written consent of the other parties, provided however, that the Buyer may, without the consent of the Sellers, (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates (in which case, the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder), (b) designate one or more of its Affiliates to perform its obligations hereunder (in which case, the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder), (c) assign this Agreement to its lenders for collateral security purposes and (d) assign this Agreement to a subsequent purchaser of all or a substantial portion of the Buyer, the Company or the Company’s assets (in which case, the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder). This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

8.11 Parties In Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their permitted assigns and respective successors, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation.

8.12 Governing Law. This Agreement will be governed by, and construed and enforced in accordance with the Laws of France and to the exclusive jurisdiction of the international section of the Paris Commercial Court.

8.13 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement. This Agreement, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto, each other party hereto shall re-execute original forms hereof and deliver them in person to all other parties. No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.

8.14 Attorneys’ Fees. If any action or proceeding relating to this Agreement, or the enforcement of any provision of this Agreement is brought by a party hereto against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

8.15 Representation. Each party to this Agreement, severally, and not jointly and only as to itself, represents that it: (a) has been represented in connection with the negotiation and preparation of this Agreement by counsel of that party’s choosing; (b) has authority to enter into and sign the Agreement; and (c) enters into and signs the same by its own free will.

8.16 Interpretation. For purposes of this Agreement, references to the masculine gender shall include feminine and neuter genders and entities. Where a reference in this Agreement is made to a Section, Exhibit or Schedule, such reference shall be to a Section of, Exhibit to or Schedule of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to a “party” or “parties” shall mean Buyer, the Company and/or Sellers, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Disclosure Schedules attached hereto.

8.17 Third-party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

[Remainder of Page Intentionally Left Blank; Signature Pages to Follow]

IN WITNESS WHEREOF, each of the parties has executed or caused this Share Exchange Agreement to be executed as of the date first written above.

SELLERS:

[___________]

BUYER:
COLLECTIVE AUDIENCE, INC.

By:
Name:	Peter Bordes
Title:	Chief Executive Officer

COMPANY:
The ODYSSEY SAS (dba BeOp)

By:
Name:	Louis Prunel
Title:	CEO

EXHIBIT A

SELLERS

[***]

EXHIBIT B

CERTAIN DEFINITIONS

The following terms, as used in the Agreement, have the following meanings:

“8-K Report” shall have the meaning as set forth in Section 5.5 of the Agreement.

“20-Day VWAP” means the volume weighted average price of the shares of Common Stock traded on the Nasdaq Capital Market, or any other national securities exchange on which the shares of Common Stock are then traded, for the twenty (20) trading days ending on the first trading day immediately preceding the date of determination of the 20-Day VWAP.

“Affiliate(s)” shall have the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

“Agreement” shall have the meaning set forth in the Preamble.

“Assets” of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Balance Sheet Date” shall have the meaning set forth in Section 3.8 of the Agreement.

“Behavioral Data” means any behavioral, browsing, usage, purchase, interest-based, demographic or other information that is directly attributable to or later associated with personal data such that it is capable of identifying a natural Person.

“Benefit Plans” shall have the meaning set forth in Section 3.11 of the Agreement.

“Buyer” shall have the meaning set forth in the Preamble.

“Buyer SEC Documents” shall have the meaning set forth in Section 4.7(a) of the Agreement.

“Cash” means cash and cash equivalents of Company as determined with GAAP as applied on a consistent basis throughout the periods comprising the Financial Statements, excluding any cash and cash equivalents attributable to funds held for the benefit or on behalf of any client or customer.

“Change of Control” means the occurrence after the date hereof of any of the following: (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Buyer, by contract or otherwise) of in excess of 50% of the voting securities of the Company, (b) the Buyer merges into or consolidates with any other legal entity, or any legal entity merges into or consolidates with the Buyer and, after giving effect to such transaction, the stockholders of the Buyer immediately prior to such transaction own less than 50% of the aggregate voting power of the Buyer or the successor entity of such transaction, or (c) the Company sells or transfers all or substantially all of its assets to another legal entity and the stockholders of the Buyer of the acquiring entity immediately after the transaction.

“Client Receivables” means the accounts receivable that were outstanding and recorded on the books of the Company as of the Closing Date that remain uncollected.

“Closing” shall have the meaning set forth in Section 1.2 of the Agreement.

“Closing Date” shall have the meaning set forth in Section 1.2 of the Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Buyer Common Stock” shall have the meaning set forth in Recitals to this Agreement.

“BNP Warranties” means the amounts payable to the Company pursuant to the warranty of BNP as represented by the Company to Buyer.

“Company” shall have the meaning set forth in the Preamble.

“Company Privacy Policy” means each external privacy policy of the Company or its Subsidiary published or in effect during the past three (3) years.

“Company Product” means each product (including software and databases) or services, licensed or sold by or on behalf of the Company or its Subsidiary.

“Company Site” means https://beop.io/en/

“Contract” means any written or oral agreement, arrangement, commitment, contract, indenture, instrument, lease, obligation, plan, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or by which such Person is bound or affecting such Person’s capital stock, Assets or business.

“Default” means (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any liability under, any Contract, Order or Permit.

“Company Disclosure Schedule” shall have the meaning set forth in the opening paragraph of Article 3 of the Agreement.

“Buyer Disclosure Schedule” shall have the meaning set forth in the opening paragraph of Article 3 of the Agreement.

“Earnout Period” shall mean the period from the Closing Date to December 31, 2025.

“Earnout Payment” shall mean €200,000, less the payments made by Buyer to Company under the Interim License Agreement, worth of the Buyer’s Common Stock based on a 20-Day VWAP as of December 31, 2025.

“Electronic Delivery” shall have the meaning set forth in Section 11.11 of the Agreement.

“Environmental Laws” mean any and all state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, Permits, concessions, grants, franchises, licenses, agreements and governmental restrictions, relating to human health, the environment or to emissions, discharges or releases of pollutants, contaminants or other Hazardous Material or wastes into the environment, including without limitation ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or other Hazardous Material or wastes or the clean-up or other remediation thereof.

“Employment Agreement” means any employment contract, consulting agreement, termination or severance agreement, salary continuation agreement, change of control agreement, non-compete agreement or any other agreement respecting the terms and conditions of employment or payment of compensation, or of a consulting or independent contractor relationship in respect to any current or former officer, employee, consultant or independent contractor.

“Exchange Act” has the meaning set forth in Section 3.6 of the Agreement.

“Exchange Consideration” shall have the meaning as set forth in Section 1.1 of the Agreement.

“Financial Statements” shall have the meaning set forth in Section 3.7(a) of the Agreement.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Entity” shall mean any government or any agency, bureau, board, directorate, commission, court, department, official, political subdivision, tribunal, or other instrumentality of any government, whether federal, state or local, domestic or foreign.

“Hazardous Material” means any toxic, radioactive, corrosive or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics, which in any event is regulated under any Environmental Law.

“Indebtedness” means, with respect to Company without duplication, (i) all obligations for borrowed money, including intercompany indebtedness, (ii) all obligations evidenced by notes, bonds, debentures, outstanding checks, acceptances or instruments, or arising out of letters of credit or bankers’ acceptances issued for Company’s account, (iii) all obligations arising from installment purchases of property or representing the deferred purchase price of property or services in respect of which such person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business), (iv) the net obligations for which Company is obligated pursuant to any hedging agreement or arrangement, (v) all obligations, contingent or otherwise, of Company that, in accordance with GAAP, should be classified upon the balance sheet of Company (or notes thereto) as indebtedness, (vi) all obligations of Company arising in connection with any acquisition of assets or businesses to the Company of such assets or businesses and the payment of which is dependent on the future earnings or performance of such assets or businesses and contained in the agreement relating to such acquisition or in an employment agreement delivered in connection therewith, (vii) all contingent obligations of Company arising in connection with any pending or threatened actions, suits, claims or investigations by a Governmental Entity or third party, (viii) all obligations under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases, (ix) all obligations secured by Liens on property acquired by Company, whether or not such obligations were assumed by Company at the time of acquisition of such property, (x) all obligations of Company with respect to unfunded Benefit Plans, (xi) all obligations of a type referred to in clauses (i) through (x) above which are directly or indirectly guaranteed by Company or which Company has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a credit against loss, (xii) interest, principal, prepayment penalty, fees, or expenses, to the extent due or owing in respect of those items listed in clauses (i) through (xi) above, whether resulting from their payment or discharge or otherwise, (xiii) all current assets of Company not included in Net Working Capital, including but not limited to accrued payroll and accrued paid time off, and (xiv) any refinancings of any of the foregoing obligations. For the sake of clarity, “Indebtedness” does not include any liabilities of Company included in the calculation of Net Working Capital.

“Intellectual Property” means all right, title and interest in or relating to all intellectual property, whether protected, created or arising under the laws of the United States or any other jurisdiction or under any international convention, including, but not limited to the following: (a) service marks, trademarks, trade names, trade dress, logos and corporate names (and any derivations, modifications or adaptations thereof), Internet domain names and Internet websites (and content thereof), together with the goodwill associated with any of the foregoing, and all applications, registrations, renewals and extensions thereof (collectively, “Marks”); (b) patents and patent applications, including all continuations, divisionals, continuations-in-part and provisionals and patents issuing thereon, and all reissues, reexaminations, substitutions, renewals and extensions thereof (collectively, “Patents”); (c) copyrights, works of authorship and moral rights, and all registrations, applications, renewals, extensions and reversions thereof (collectively, “Copyrights”); (d) confidential and proprietary information, trade secrets and non-public discoveries, concepts, ideas, research and development, technology, know-how, formulae, inventions (whether or not patentable and whether or not reduced to practice), compositions, processes, techniques, technical data and information, procedures, designs, drawings, specifications, databases, customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Patents (collectively, “Trade Secrets”); and (e) Technology. For purposes of this Agreement, “Technology” means all Software, information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether or not patentable and whether or not reduced to practice), apparatus, creations, improvements and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other embodiments of any of the foregoing, in any form or media whether or not specifically listed herein. Further, for purposes of this Agreement, “Software” means any and all computer programs, whether in source code or object code; databases and compilations, whether machine readable or otherwise; descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; and all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Interim License Agreement” means the Joint Venture & Software License Agreement dated February 29, 2024 by and between the Company and the Buyer.

“Knowledge” means the actual knowledge of the officers of a party, and knowledge that a reasonable person in such capacity should have after due inquiry.

“Law” means any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, liabilities or business, including those promulgated, interpreted or enforced by any Governmental Entity.

“Liabilities” means any indebtedness (including any Indebtedness), liabilities, Taxes or obligations of any nature whatsoever, whether accrued or unaccrued, absolute or contingent, direct or indirect, asserted or unasserted, fixed or unfixed, known or unknown, choate or inchoate, perfected or unperfected, liquidated or unliquidated, secured or unsecured, or otherwise, and whether due or to become due, and including all costs and expenses related thereto, including all fees, disbursements and expenses of legal counsel.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect to such asset.

“Material” and “Materially” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Material Agreement” shall have the meaning set forth in Section 3.16 of the Agreement.

“Material Adverse Effect” means, with respect to any Person, a material adverse effect on the condition (financial or otherwise), business, Assets, liabilities or the reported or reasonably anticipated future results or prospects of such Person and its Subsidiaries taken as a whole; provided, however, that any adverse change, event, development or effect arising from or relating to any of the following shall not be taken into account in determining whether there has been a Material Adverse Effect: (a) general business or economic conditions, (b) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (c) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (d) changes in United States generally accepted accounting principles, (e) changes in laws, rules, regulations, orders, or other binding directives issued by any Governmental Entity or (f) the taking of any action required by this Agreement and the other agreements contemplated hereby.

“Company Shares” shall have the meaning set forth in the Recitals of the Agreement.

“Net Working Capital” means, as of the close of business on the Closing Date, the Company’s current assets (including Cash but excluding deferred tax assets), less the Company’s current liabilities (excluding the current portion of Indebtedness and deferred tax liabilities), in each case, determined in accordance with GAAP.

“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Governmental Entity.

“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

“Permit” shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, consent, easement, filing, franchise, letter of good standing, license, notice, permit, qualification, registration or right of or from any Governmental Entity (or any extension, modification, amendment or waiver of any of these) to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business, or any notice, statement, filing or other communication to be filed with or delivered to any Governmental Entity.

“Person” means an individual, a corporation, a partnership, an association, a trust, a limited liability company or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

“Personal Data” means any piece of information considered personally identifiable information or personal data or personal information under any Law.

“Privacy Laws” means, where relevant for the activities of the Company and its subsidiaries prior to the Closing, all Laws concerning the collection, processing, use, sharing, disclosure, transfer, deletion, storage or handling of Personal Data, that are applicable to the Sellers in their operation of the business, including: (i) Laws relating to the collection, storage, processing, use, transfer, sharing, disclosure, or deletion of Personal Data, (ii) Laws relating to electronic and mobile communications, text messages, marketing or advertising materials, including anti-SPAM, unsolicited advertising or communications Laws, (iii) Laws relating to use of any credentials, (iv) the Canada Personal Information Protection and Electronic Documents Act (PIPEDA), (v) the United Kingdom Data Protection Act, (vi) the Health Insurance Portability and Accountability Act (HIPAA), (vii) the Australian Privacy Principals, (viii) the European Union General Data Protection Regulation (GDPR), (ix) the EU Privacy and Electronic Communications Directive 2002/58/EC (ePrivacy) (as amended) and all implementing regulations, (x) the Children’s Online Privacy Protection Act (COPPA), (xi)  the California Consumer Privacy Act of 2018 (CCPA), (xii) the Fair Credit Reporting Act (FCRA), (xiii) the Fair and Accurate Credit Transactions Act (FACTA), (xiv) the Gramm-Leach-Bliley Act (GLBA), (xv) the Telephone Consumer Protection Act (TCPA), and (xvi) any other any applicable worldwide data protection or privacy Laws, in each case, if and to the extent applicable to the Sellers in their operation of the business in the territories where the Company is active or was active.

“Private Data” shall mean Behavioral Data and Personal Data.

“SEC” shall have the meaning set forth in Section 4.6(a) of the Agreement.

“Securities Act” shall have the meaning set forth in Section 2.3 of the Agreement.

“Seller” shall have the meaning set forth in the Preamble.

“Subsidiary” means, with respect to any Person, (i) any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

“Tax” or “Taxes” shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental entity, domestic or foreign.

“Tax Return” shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes.

“Trading Day” shall mean any day on which the Trading Market is open for “regular” trading, including any day on which the Trading Market is open for “regular” trading for a period of time less than the customary “regular” trading period.

“Trading Market” means the Nasdaq Stock Market, Inc. Global Market or Capital Market (“Nasdaq”) or such other market as may be reasonably acceptable to Sellers.

“Transaction Documents” means the Agreement, and any other document executed and delivered pursuant hereto together with any exhibits or schedules to such documents.

“Transaction Expenses” means (i) all costs, fees and expenses incurred or accrued by Sellers or any in connection with any efforts to sell the Company (including the preparation and dissemination of any offering or marketing materials), and the preparation, negotiation, execution and delivery of this Agreement and the consummation of the Transactions, in each case, including any amounts payable to financial, tax, accounting and legal advisors, brokers or consultants, and (ii) any obligations to pay any current or former directors, employees or consultants of the Company any compensation, commission or other benefit arising or resulting from, triggered by or otherwise in connection with the execution of this Agreement or the transactions contemplated by this Agreement (including any stay or retention bonuses or payments, sale bonuses or payments, change of control bonuses or payments, severance payments, retention bonuses or payments or similar bonuses or payments paid, owing, payable, arising from, triggered by or otherwise in connection with the transactions contemplated by this Agreement), in cash case, together with any taxes relating thereto or arising therefrom.

“Transactions” shall have the meaning as set forth in Section 1.2 of the Agreement.

“Transfer” shall have the meaning as set forth in Section 5.4(a) of the Agreement.

“Transfer Taxes” shall have the meaning as set forth in Section 5.2 of the Agreement.

EXHIBIT C

FORM OF LOCK-UP AGREEMENT

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EXHIBIT D

FORM OF RESTRICTIVE COVENANT AGREEMENT

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EXHIBIT E

FORM OF RELEASE

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EXHIBIT F

EARN-OUT MILESTONES

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EXHIBIT 3

DISCLOSURE SCHEDULES

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